FOR RELEASE February 9, 2009

Contact: Integrated Corporate Relations

Ashley M. Ammon

(203) 682-8200

Chindex International, Inc. Reports
Third Quarter FY 2009 Financial Results

$0.05 Diluted EPS Includes Impact of CD Redemption and Ongoing Investment in UFH Network;
$18.4 Million in KfW and Exim Contracts Outstanding

Bethesda, Maryland – February 9, 2009 - Chindex International, Inc. (NASDAQ: CHDX), a leading independent American provider of Western healthcare products and services in the People’s Republic of China, today announced financial results for the third quarter of fiscal year 2009.

Revenue in the third quarter of fiscal year 2009 increased 16% to $41.6 million from $36.0 million in the third quarter of fiscal year 2008. Revenue from the healthcare services division increased 16% to $20.5 million from $17.7 million in the third quarter of fiscal year 2008, and revenue from the medical products division increased 15% to $21.1 million from $18.3 million in the prior year period. Revenue performance reflects growth in inpatient and outpatient revenues in the hospital division and increasing demand for medical equipment products and services, partially offset by delays in openings of new clinics in Shanghai and Guangzhou as well as the delay until the fourth quarter in the recognition of revenue for certain medical equipment shipped as part of a development bank equipment supply contract.

During the quarter, the Company recorded income from operations of $1.9 million, compared to income from operations of $3.9 million in the same quarter last year. Total operating costs and expenses for the third quarter of fiscal year 2009 increased 24% to $39.7 million as compared with $32.1 million in the prior period. Increased operating costs reflect $662,000 of development and startup expenses for new clinics, as well as costs for the renewal of multi-year physician contracts, additional medical personnel in our Beijing and Shanghai hospitals, increased direct patient care costs and increased medical products selling activities.

Roberta Lipson, President and CEO of Chindex, commented, “We made substantial progress this quarter in our KfW and U.S. Export-Import Bank contracts and remain confident that we can complete deliveries of the remaining $18.4 million by the end of this fiscal year. We are also keeping a close eye on the healthcare reform in China and continue to believe that Chindex is well positioned to benefit from these efforts over the long term.”

As previously disclosed, in October 2008, the Company redeemed variable-return CDs and reinvested the funds in traditional deposits with guaranteed returns, given the unfavorable economic outlook. This change was made to minimize the effect of the significant disruptions in the world financial and credit markets. In connection with this, the Company recognized a pretax expense of $653,000, or $0.03 per diluted share, reflecting the early redemption of the CDs and related write offs and tax benefit.

The Company recorded a $658,000 provision for taxes, or an effective tax rate of 43.7%, in the three months ended December 31, 2008 as compared to a provision for taxes of $76,000, or an effective tax rate of 1.9%, for the three months ended December 31, 2007. The current period tax expense includes the negative effect of losses in entities for which Chindex cannot recognize a benefit in accordance with SFAS 109, “Accounting for Income Taxes.” The Company’s effective tax rate was low in the prior year period due to an increase in its net deferred tax assets resulting from an increase in the projected profitability in future periods of entities in the U.S. and China.

Net income for the quarter ended December 31, 2008 was $846,000, or $0.05 per diluted share. This compares to net income of $3.9 million, or $0.28 per diluted share, for the quarter ended December 31, 2007.

Net income in the third quarter of fiscal 2009 includes $662,000 of expenses, or $0.03 per diluted share, related to development expenses for expansion of the United Family Healthcare network, as well as $653,000, or $0.03 per diluted share, in connection with variable-return CDs described above.

Medical Products division business results:

For the third quarter of fiscal year 2009, revenue increased 15% to $21.1 million from $18.3 million in the prior year quarter. As of December 31, 2008, deferred revenue increased to $3.8 million, which mainly reflects $2.4 million of deferred revenue recorded in the fiscal third quarter of 2009 related to the execution of one of the KfW Development Bank contracts.

Gross profit for the Medical Products division increased to $5.6 million from $5.2 million in the prior year’s third quarter, representing a decrease in gross profit margin to 26% from 28% in the year over year period. A 2% variance in gross profit margin is in line with historical averages.

Selling, marketing, general and administrative expenses for the Medical Products division increased 24% to $6.2 million from $5.0 million in the third quarter of the prior year. Increased expenses during the period were a result of increased selling activity in advance of expected sales increases.

Lipson added, “Our Medical Products division continues to be well positioned to capitalize on the increased need for high end, high margin medical products in China. We approach this division with a long-term view. While our costs did not increase substantially in this division versus the second quarter of fiscal 2009, results were impacted by timing of revenue recognition.”

Healthcare Services division business results:

For the third quarter of fiscal year 2009, revenue increased 16% to $20.5 million from $17.7 million for the prior year quarter. The increase in revenue is attributable to growth in both inpatient and outpatient revenues provided in the Beijing and Shanghai markets, but which was less than expected.

During the period, operating costs increased by 27% to $18.4 million from $14.5 million in the prior year quarter. The increase in costs was primarily due to an increase in salary expense, resulting from the renegotiation of multi-year physician contracts and the ramp-up in the number of personnel needed to meet the increasing demand for services in Beijing and Shanghai, as well as development and post-opening operating expenses related to the new clinic in Guangzhou, the pending clinic in Shanghai as well as increased direct patient care costs, costs allocated from the parent company and higher excise taxes.

Fiscal 2009 Outlook:

Lipson stated, “We continue to expect Medical Products revenue of $50-$55 million for the second half of fiscal 2009, as we should see considerable product shipments in the fourth quarter. For Healthcare Services, we anticipate that our full year revenue growth should be in the mid-twenty percent range. We are adjusting our growth rate expectation to account for the delay in opening the Shanghai Pudong Clinic and the later than expected start up of our Guangzhou clinic.”

“Demand for our products and services remains strong and we have not seen an impact as a result of the world-wide financial crisis. Given the policies implemented by China in response to the crisis, we are optimistic that our business growth opportunities will not be substantially impacted by the current situation.”

Fiscal 2009 Third Quarter Conference Call

Management will host a conference call today at 8:00 am ET to discuss financial results.

To participate in the conference call, international callers dial 1-719-325-4757 and domestic callers dial 1-877-874-1568 approximately 10 minutes before the conference call is scheduled to begin.

The telephone replay will be available on the day of the call at (international) 1-719-457-0820 and (domestic) 1-888-203-1112 and continue to be available through February 23, 2009.

This call is also being webcast and will be accessible at Chindex’s website http://ir.chindex.com/events.cfm. The event will be archived and available for replay through February 23, 2009.

About Chindex International, Inc.

Chindex is an American healthcare company that provides healthcare services and supplies medical capital equipment, instrumentation and products to the Chinese marketplace, including Hong Kong. Healthcare services are provided through the operations of its United Family Hospitals and Clinics, a network of private primary care hospitals and affiliated ambulatory clinics in China. The Company’s hospital network currently operates in Beijing, Shanghai, Guangzhou and Wuxi. The Company sells medical products manufactured by various major multinational companies, including Siemens AG and Intuitive Surgical, for which the Company is the exclusive distribution partner for the sale and servicing of color ultrasound systems and surgical robotic systems respectively. It also arranges financing packages for the supply of medical products to hospitals in China utilizing the export loan and loan guarantee programs of both the U.S. Export-Import Bank and the German KfW Development Bank. With twenty-seven years of experience, approximately 1,200 employees, and operations in China, Hong Kong, the United States and Germany, the Company’s strategy is to expand its cross-cultural reach by providing leading edge healthcare technologies, quality products and services to Greater China’s professional communities. Further company information may be found at the Company’s websites, http://www.chindex.com and http://www.unitedfamilyhospitals.com.

Safe Harbor Statement

Statements made in this press release relating to plans, strategies, objectives, economic performance and trends and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the factors set forth under the heading “Risk Factors” in our annual report on Form 10-K for the year ended March 31, 2008, updates and additions to those “Risk Factors” in our interim reports on Form 10-Q, Forms 8-K and in other documents filed by us with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential,” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We have no obligation to update these forward-looking statements.

Financial Summary Attached

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands except share and per share data)
(Unaudited)

	Three months ended December 31,		Nine months ended December 31,
	2008	2007	2008	2007
Product sales	$21,070	$18,316	$52,607	$47,079
Healthcare services revenue	20,530	17,695	59,171	48,355

Total revenue	41,600	36,011	111,778	95,434

Cost and expenses
Product sales costs	15,493	13,131	38,576	34,417
Healthcare services costs	17,185	13,724	49,586	37,693
Selling and marketing expenses	3,867	3,153	9,590	8,619
General and administrative expenses	3,158	2,069	9,728	6,792

Income from operations	1,897	3,934	4,298	7,913
Other (expenses) and income
Interest expense	(259)	(198)	(738)	(573)
Interest income	527	358	1,316	500
Miscellaneous income (expense) — net	(661)	(124)	(1,257)	(171)

Income before income taxes	1,504	3,970	3,619	7,669
Provision for income taxes	(658)	(76)	(2,073)	(1,328)

Net income	$846	$3,894	$1,546	$6,341

Net income per common share — basic
Net income	$0.06	$0.34	$0.11	$0.57

Weighted average shares outstanding — basic	14,455,237	11,583,911	14,395,239	11,195,153

Net income per common share — diluted
Net income	$0.05	$0.28	$0.10	$0.49

Weighted average shares outstanding — diluted	15,836,521	14,126,348	16,089,705	13,037,838

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands except share data)

	December 31, 2008
	(Unaudited)	March 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$21,669	$79,258
Restricted cash	1,979	1,123
Investments	14,055	—
Trade accounts receivable, less allowance for doubtful accounts of $4,605 and $3,940, respectively
Product sales receivables	16,635	12,098
Patient service receivables	9,103	9,085
Inventories, net	8,117	9,796
Deferred income taxes	2,037	1,656
Other current assets	6,212	3,294

Total current assets	79,807	116,310
Investments	39,144	—
Restricted cash	818	—
Property and equipment, net	20,510	18,428
Noncurrent deferred income taxes	104	—
Other assets	1,758	1,241

Total assets	$142,141	$135,979

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt, current portion of long-term debt and vendor financing	$970	$82
Current portion of capitalized leases	31	36
Accounts payable	8,016	9,938
Accrued expenses	10,481	11,064
Other current liabilities	3,371	3,571
Deferred revenue	3,781	765
Income taxes payable	518	349

Total current liabilities	27,168	25,805
Long-term debt, vendor financing and convertible debentures	22,930	22,556
Long-term portion of capitalized leases	—	22
Long-term deferred tax liability	—	208

Total liabilities	50,098	48,591

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 28,200,000 shares authorized, including 3,200,000 designated Class B:
Common stock – 13,452,007 and 13,074,593 shares issued and outstanding at December 31, 2008 and March 31, 2008, respectively	135	131
Class B stock – 1,162,500 shares issued and outstanding at December 31, 2008 and March 31, 2008, respectively	12	12
Additional paid in capital	94,960	92,586
Accumulated other comprehensive income	2,941	2,210
Accumulated deficit	(6,005)	(7,551)

Total stockholders’ equity	92,043	87,388

Total liabilities and stockholders’ equity	$142,141	$135,979

CHINDEX INTERNATIONAL, INC.
SEGMENT INFORMATION

The Company operates in two businesses: Healthcare Services and Medical Products. The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes, not including foreign exchange gains or losses. The following segment information has been provided per Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information:” (in thousands except share data)

	Healthcare Services		Medical Products	Total

For the three months ended December 31, 2008:

Sales and service revenue	$20,530		$21,070	$41,600
Gross Profit	n/a	*	5,577	n/a
Gross Profit %	n/a	*	26%	n/a
Income (loss) from operations before foreign exchange	$2,142		$(630)	$1,512
Foreign exchange gain				385

Income from operations				$1,897
Other (expense), net				(393)

Income before income taxes				$1,504

As of December 31, 2008:

Assets	$95,984		$46,157	$142,141

	Healthcare Services		Medical Products	Total

For the three months ended December 31, 2007:

Sales and service revenue	$17,695		$18,316	$36,011
Gross Profit	n/a	*	5,185	n/a
Gross Profit %	n/a	*	28%	n/a
Income from operations before foreign exchange	$3,220		$197	$3,417
Foreign exchange gain				517

Income from operations				$3,934
Other(expense), net				36

Income before income taxes				$3,970

As of March 31, 2008:

Assets	$93,727		$42,252	$135,979

	Healthcare Services		Medical Products	Total

For the nine months ended December 31, 2008:

Sales and service revenue	$59,171		$52,607	$111,778
Gross Profit	n/a	*	14,031	n/a
Gross Profit %	n/a	*	27%	n/a
Income (loss) from operations before foreign exchange	$5,970		$(2,185)	$3,785
Foreign exchange gain				513

Income from operations				$4,298
Other (expense), net				(679)

Income before income taxes				$3,619

As of December 31, 2008:

Assets	$95,984		$46,157	$142,141

	Healthcare Services		Medical Products	Total

For the nine months ended December 31, 2007:

Sales and service revenue	$48,355		$47,079	$95,434
Gross Profit	n/a	*	12,662	n/a
Gross Profit %	n/a	*	27%	n/a
Income (loss) from operations before foreign exchange	$8,057		$(1,003)	$7,054
Foreign exchange gain				859

Income from operations				$7,913
Other (expense), net				(244)

Income before income taxes				$7,669

As of March 31, 2008:

Assets	$93,727		$42,252	$135,979

* Gross profit margins are not routinely calculated in the healthcare industry.